UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

February 27, 2013

Date of report (Date of earliest event reported)

PROTO LABS, INC.

(Exact Name of Registrant as Specified in its Charter)

Minnesota	001-35435	41-1939628
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5540 Pioneer Creek Drive, Maple Plain, Minnesota		55359
(Address of Principal Executive Offices)		(Zip Code)

(763) 479-3680

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)	Departure of Director

On February 27, 2013, Douglas A. Kingsley resigned from the board of directors of Proto Labs, Inc. (the “Company”), effective February 27, 2013. Mr. Kingsley’s resignation was not as a result of any disagreement with the Company regarding any matter related to the Company’s operations, policies or practices.

(d)	Election of Director

On February 27, 2013, the board of directors of the Company elected Matthew C. Blodgett to join the board, effective immediately. Mr. Blodgett’s term will expire at the Company’s 2013 annual meeting of shareholders.

Mr. Blodgett is a principal with North Bridge Growth Equity. North Bridge Growth Equity I, L.P. (“North Bridge”) is affiliated with the Company. Due to the affiliation of North Bridge with the Company, Mr. Blodgett will not be compensated in accordance with the Company’s non-employee director compensation program. Therefore, Mr. Blodgett did not receive an initial grant of fully-vested stock on his election and he will not receive any other compensation for his service to the Company’s board.

Mr. Blodgett will be a member of the compensation committee of the board. Mr. Blodgett has not been a participant in, or is to be a participant in, any related-person transaction or proposed related-person transaction required to be disclosed by Item 404(a) of Regulation S-K under the Securities Exchange Act of 1934.

(e)	Form of U.S. Severance Agreement

On February 27, 2013, the board of directors of the Company approved a form of severance agreement (the “U.S. Severance Agreement”) that the Company intends to enter into with the following executive officers of the Company located in the United States: Edward E. Bolton, Vice President of Culture; William M. Dietrick, Vice President of Marketing; Donald G. Krantz, Chief Operating Officer; and Jacqueline D. Schneider, Vice President of Sales and Customer Service (each a “U.S. Executive”).

If a U.S. Executive’s employment is terminated by the Company without Cause or if the U.S. Executive voluntary resigns for Good Reason (both as defined in the U.S. Severance Agreement) prior to the expiration of the term of the U.S. Severance Agreement, such Executive Officer will be entitled to the following severance pay and benefits pursuant to the U.S. Severance Agreement: (i) a cash payment equal to one times the Executive Officer’s annualized base salary generally payable in substantially equal installments in accordance with the Company’s regular payroll practices over a 12-month period; (ii) a pro rata cash incentive bonus amount calculated in accordance with the U.S. Severance Agreement payable in a lump sum at the same time as other eligible employees under the Company’s annual cash incentive bonus plan for such calendar year are paid their bonuses under such bonus plan for such calendar year, but in any event no later than March 15 of the calendar year immediately following the calendar year in which U.S. Executive’s termination date occurs and (iii) continuation of certain benefits pursuant to COBRA for 12 months. In addition, notwithstanding any language in any stock option agreement under the Company’s 2012 Long-Term Incentive Plan (the “Plan”) or in the Plan to the contrary, all unvested options to purchase shares of the Company’s stock held by such U.S. Executive will vest pro rata, as calculated in the U.S. Severance Agreement on the next anniversary of the grant date. A U.S. Executive’s receipt of these severance pay and benefits will be conditioned on such U.S. Executive’s execution of a release of claims against the Company.

The foregoing description of the U.S. Severance Agreement is qualified in its entirety by reference to the full text of the U.S. Severance Agreement, a copy of which is attached hereto as Exhibit 99.1, and the terms of which are incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit	Description

99.1	Form of U.S. Severance Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROTO LABS, INC.

Date: March 1, 2013	/s/ Bradley A. Cleveland
Bradley A. Cleveland
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit	Description	Manner of Filing

99.1	Form of U.S. Severance Agreement	Filed Electronically